Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2012 THIRD QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – May 1, 2012 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter ended March 31, 2012. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Daylight Time to discuss the financial results and provide an update on the company’s business.

“We are pleased with our progress in developing our MicroCutter XCHANGE™ 30,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “With the increased financial support resulting from our public offering in February, we look forward to resuming our clinical trial in Europe and subsequently beginning to book initial sales for the XCHANGE 30 in Europe, both in the current calendar quarter. Following extensive testing of this product in excised human tissue, Cardica is now using this novel product in a broad range of surgical procedures ranging from appendectomies to lung resections.”

Recent Highlights and Accomplishments

•	Completed first human procedures using the XCHANGE 30 device in Europe including procedures such as appendectomies, vascular transections, small intestinal and lung resections;
•	Applied CE Mark to Cardica’s proprietary MicroCutter XCHANGE 30 surgical cutting and stapling system, following completion of design verification;
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 27,300 units, with 1,177 units shipped in the fiscal 2012 third quarter;
•	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 12,900, with 275 units shipped in the fiscal 2012 third quarter; and
•	Completed an underwritten public offering of approximately nine million shares of Cardica’s common stock, for total net proceeds of approximately $14 million.

Fiscal 2012 Third Quarter and Nine Months Ended March 31, 2012 Financial Results

Total product sales were approximately $0.9 million, and license and development revenue was $84,000 for both the fiscal 2012 and fiscal 2011 third quarters. License and development revenue was related to the August 2010 agreement with Intuitive Surgical. Total net revenue was approximately $1.0 million for both the fiscal 2012 and fiscal 2011 third quarters.

Cost of product sales was approximately $1.0 million for the fiscal 2012 third quarter compared to $0.6 million for the fiscal 2011 third quarter.

Research and development expenses were approximately $2.0 million for the fiscal 2012 third quarter compared to $2.4 million in the same period of fiscal 2011. Selling, general and administrative expenses were $1.6 million for the fiscal 2012 third quarter compared to $1.5 million for the same period of fiscal 2011.

The net loss for the fiscal 2012 third quarter was approximately $3.7 million, or $0.12 per share, compared with a net loss of approximately $3.6 million, or $0.14 per share, in the fiscal 2011 third quarter.

Total product sales were approximately $2.4 million for the nine months ended March 31, 2012, compared to $2.9 million for the nine months ended March 31, 2011. Total net revenue for the nine months ended March 31, 2012, was approximately $2.7 million compared to approximately $12.2 million for the same period of fiscal 2011. Total net revenue for the fiscal 2011 nine month period included $9.2 million related to a license agreement with Intuitive Surgical for a royalty-bearing license to Cardica’s “staple-on-a-strip” technology for the field of robotics.

Total operating costs and expenses for the nine months ended March 31, 2012, were approximately $12.5 million compared to $12.9 million for the same period of fiscal 2011. Net loss for the first nine months of fiscal 2012 was approximately $10.0 million, or $0.35 per share, compared to $0.7 million, or $0.03 per share for the same period in fiscal 2011.

Cash and short term investments as of March 31, 2012, were approximately $18.0 million compared with $7.6 million at December 31, 2011. As of March 31, 2012, there were approximately 36.3 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Daylight Time via phone, please dial 888-396-2298 from the United States and Canada or 617-847-8708 internationally. The conference ID is 74892246. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through May 8, 2012, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 40745734.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

AboutCardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 40,000 units throughout the world. In addition, Cardica is developing the Cardica MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a 5 millimeter shaft diameter, and the Cardica MicroCutter XPRESS™ 30, a true multi-fire laparoscopic stapling device designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XPRESS 30 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements
This press release contains "forward-looking statements" including all statements regarding the continued development, regulatory approval and commercialization of products in Cardica’s proposed MicroCutter product line, including the MicroCutter XCHANGE 30, and the timing thereof. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “look forward” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30; that the European clinical trial may not be resumed or completed on schedule, or at all, due to events or difficulties in the development of the microcutter products or otherwise; that Cardica may not complete the development of its planned MicroCutter product line on its anticipated timeframe, or at all, due to regulatory, technical, manufacturing or financial difficulties; that Cardica’s current and any future products may never gain any significant degree of market acceptance; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful to maintain sales in the cardiac business; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2011. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue
Product sales, net	$852	$851	$2,430	$2,940
License and development revenue	84	84	252	9,193
Royalty revenue	17	19	53	57
Total	953	954	2,735	12,190

Operating costs and expenses
Cost of product sales	969	598	2,875	2,503
Research and development	1,960	2,420	4,999	5,767
Selling, general and administrative	1,644	1,521	4,668	4,627
Total operating costs and expenses	4,573	4,539	12,542	12,897

Loss from operations	(3,620)	(3,585)	(9,807)	(707)
Interest and other income	3	10	5	33
Interest expense	(105)	-	(161)	(11)
Net loss	$(3,722)	$(3,575)	$(9,963)	$(685)

Basic and diluted net loss per share	$(0.12)	$(0.14)	$(0.35)	$(0.03)

Shares used in computing basic and diluted net loss per share	31,880	25,914	28,594	25,311

Balance Sheets
(amounts in thousands)

	March 31,	June 30,
	2012	2011
Assets	(unaudited)
Cash and cash equivalents	$18,044	$9,325
Accounts receivable	455	327
Inventories	609	840
Other assets	2,720	978
Total assets	$21,828	$11,470

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,398	$1,494
Deferred revenue	2,473	1,114
Long term debt	2,475	-
Total stockholders' equity	14,482	8,862
Total liabilities and stockholders' equity	$21,828	$11,470